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                                                                     Exhibit 99


                      BRUSH WELLMAN INC. AND SUBSIDIARIES

                    MANAGEMENT PERFORMANCE COMPENSATION PLAN


(as adopted December 16, 1991, effective January 1, 1992 and as restated February 24, 1992, December 15, 1992, February 22, 1993, February 7, 1995 and February 6, 1996.)


I.       INTRODUCTION
         ------------

         The Management Performance Compensation Plan ("the Plan") provides compensation opportunity to eligible employees based principally on annual financial performance. Any Plan awards for members of the Operations Team are linked essentially to Company performance and in some cases, Business Unit performance. Opportunity for other participants is also predicated upon Company performance and includes recognition of individual and combined contributions toward personal/team objectives and if applicable, Business Unit performance.

II.      DEFINITIONS
         -----------

         PLAN YEAR:

         The fiscal year for which the Company's Earnings Per Share, Business Unit performance and any Plan awards are calculated.

         EARNINGS PER SHARE (EPS):

         Net Income as presented in the Audited Financial Statement divided by the weighted average number of outstanding shares of Common Stock including common stock equivalents as determined under the treasury stock method. For the purposes of this Plan, EPS will include the effects of any special charge, write-off or accounting change and accrued incentive compensation.

         SUBSIDIARY OPERATING INCOME:

         For Technical Materials, Inc., (TMI) and Williams Advanced Materials Inc., (WAM), the Plan's measure of each subsidiary's performance in income before income taxes and interest expenses. Operating Income will include any special write-off or accounting charge and accrued performance or incentive compensation. For participants in grade B at TMI and WAM, the subsidiary's Operating Income is the measure of Business Unit performance. For participants in other grades at TMI and WAM, the subsidiary's Operating Income is the measure of Company performance.


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         BUSINESS UNIT PERFORMANCE:

         The Business Units recognized by the Plan include Alloy, Be Products, and Ceramics. In addition, TMI and WAM are identified as Business Units for participants in grade B at those subsidiaries, and Business Unit performance for them is based on the subsidiary's Operating Income. The measures for the other Business Units are defined below:

               ALLOY  WORLDWIDE OPERATING INCOME AT FIXED EXCHANGE RATES:

               Consolidated profit or loss before interest and taxes for Alloy domestic and international operations. For purposes of the Plan only, the Alloy portion of the international subsidiaries' actual operating results will be recalculated at the current year budgeted exchange rates so that there will be no translation rate impact, either favorable or unfavorable, on the reported results.

               Be PRODUCTS CONTRIBUTION:

               Operating results before interest and taxes for Be Products domestic operations, including direct exports and sales to international subsidiaries. The net profit or loss earned by the international subsidiaries from their sales of Be Products is excluded.

               CERAMICS OPERATING INCOME:

               Profit or loss before interest and taxes for Ceramic domestic operations, including direct exports and sales to the international subsidiaries. The net profit or loss earned by the international subsidiaries from their sales of Ceramic products is excluded.

         PERSONAL/TEAM PERFORMANCE:

         For participants in grades C through E, an assessment of an individual's achievements and his/her contributions to work/project teams during the Plan Year which is expressed as a percentage of base compensation.

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         BASE COMPENSATION:

         The participant's annual base salary in effect on September 30 of the Plan Year

III.     PARTICIPATION
         -------------

         At the beginning of the Plan Year, the Operations Team will consider the candidacy of exempt, salaried employees whose responsibilities affect progress on critical issues facing the Company. Those individuals selected by the Operations Team will be notified of their participation, performance compensation grade and performance compensation opportunity and Business Unit designation, if any.

         Following the beginning of the Plan Year, the Operations Team may admit new hires or individuals who are promoted or assigned additional and significant responsibilities. The Operations Team may also alter performance compensation grade assignments to reflect changed responsibilities of participants during the Plan Year.

         Participation of an individual who replaces a former participant must be approved.

         Employees who are designated as participants before April 1 of the Plan year are eligible for full participation. Participants who are newly employed on or after April 1 and before July 1 are eligible for half of any award available for Personal/Team and Financial (Business Unit and/or Company) performance.

         Participants who transfer from the Exempt Salaried Performance Compensation Plan to the Management Performance Compensation Plan on or after April 1 and before July 1 are eligible for full participation in the Personal/Team performance component and for half participation in the Financial (Business Unit and/or Company) performance component. Their eligibility under the Exempt Salaried Performance Compensation Plan ceases for the Plan Year.

         Changes in performance compensation grade assignments will result in prorated participation in awards.

         The eligibility of employees hired or with changed job responsibilities after June 30 will not be considered until the subsequent Plan Year.

         Normally, employees who are participants in any other incentive, commission or performance compensation plan are not eligible. The Operations Team may consider prorated participation under special circumstances. Generally, participants must be employed on the last day of the Plan Year in order to be eligible for any performance compensation award. The eligibility and award for any participant who terminates before year-end is at the discretion of the Operations Team.

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IV.      PERFORMANCE COMPENSATION OPPORTUNITY FOR FINANCIAL PERFORMANCE
         --------------------------------------------------------------

         The Organization and Compensation Committee of the Board of Directors will establish Threshold, Minimum, Target and Maximum levels for the Company's Earnings per Share and for Operating Income at Technical Materials, Inc., and at Williams Advanced Materials Inc., by February 28 of the Plan Year. The Committee will also set Minimum, Target and Maximum values for the performance of each Business Unit under the Plan by February 28.

         For participants who are not assigned to a specific Business Unit by the Operations Team, performance compensation opportunity for Financial performance will be based solely on Company performance as follows:

                                           Achieve Company
                         Grade                  Target
                         -----                  ------

                           A                      52%
                           B                      37%
                           C                      17%
                           D                      16%
                           E                      10%

         For participants who are assigned to a Business Unit by the Operations Team, two thirds of the Financial performance component will be comprised of Business Unit performance and one third on Company performance. Opportunity under the Plan for Financial performance at Business Unit and Company Targets is expressed as a percentage of base compensation for Business Unit participants below:

                       Achieve Business        Achieve Company         Total Achieve
          Grade           Unit Target               Target              Both Targets
          -----           -----------               ------              ------------
            B                 25%                     12%                   37%
            C                 12%                      5%                   17%
            D                 11%                      5%                   16%
            E                  7%                      3%                   10%

         Two thirds of the Financial performance component for participants in grade B at Technical Materials, Inc., and at Williams Advanced Materials, Inc., will be based on the subsidiary's Operating Income as Business Unit performance; one third will be determined by the Company's Earnings per Share.

         For participants in other grades than B at Technical Materials, Inc., and Williams Advanced Materials Inc., the Financial performance component will be based only on Company performance as defined by the subsidiary's Operating Income.
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         Awards for  Business Unit and Company performance will begin once the
         Minimum level has been attained for that measure. Financial performance which reaches or exceeds the Maximum value of the measure will result in awards at 150 percent of Target opportunity. Award amounts for levels of achievement between Minimum and Target or between Target and Maximum will be prorated according to the level of achievement.

         Financial awards will be prorated for transfers between units (Business Unit and/or Company) according to the length of service by months in each unit during the Plan Year.

V.       PERFORMANCE COMPENSATION OPPORTUNITY FOR PERSONAL/TEAM PERFORMANCE
         ------------------------------------------------------------------

         Upon the attainment of the Company Threshold, a pool equaling eight percent (8%) of the base compensation of participants in grades C, D and E will be available to recognize Personal/Team performance by participants in those grades. If an eligible participant's performance compensation opportunity is prorated, the pool will be similarly adjusted.

         The Operations Team will decide allocation of the pool among eligible participants.

         No awards for Personal/Team performance will be paid for Company Earnings Per Share or Operating Income below the Threshold that pertains to the respective unit.

VI.      PAYMENT
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         Distribution of any performance compensation awards under the Plan to participants will be no later than March 15 of the year following the Plan Year.

         In the event of death, any award due a participant will be made to the employee's estate or, at the discretion of the Operations Team, to the employee's spouse.

VII.     GENERAL PROVISIONS
         ------------------

         The Operations Team has authority to make administrative decisions in the interests of the Plan.

         The Board of Directors, through its Organization and Compensation Committee, shall have final and conclusive authority for interpretation and application of this Plan. Subject to the preceding sentence, any determination by the Company's independent accountants shall be final and conclusive.

         The Chief Executive Officer will submit to the Committee prior to its regularly scheduled meeting in December of each year, any changes in the Plan due to changes in organization structure, acquisitions or other factors which are deemed to be significant in the effective Operation of the Plan.
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         The Board of Directors may change or terminate the Plan for the current
         Plan Year prior to February 28. Other than the considerations noted for the current Plan Year, the Board of Directors reserves the right to amend or terminate the Plan at any time.

         This Plan is not a contract of employment.